Independent Auditors Consent

To the board of Trustees and shareholders of Ariston Convertible Securities
Fund:

     We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated February 19, 1999, on the statements of net assets (including the portfolio of investments) and assets and liabilities for the Lexington Convertible Securities Fund (the predecessor to the Ariston Convertible Securities Fund) as of December 31, 1998 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two year period then ended and the financial highlights for each of the years in the five year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report to the shareholders of the Lexington Convertible Securities Fund.

     We also consent to the references to our firm under the heading "Financial Highlights" in the Prospectus.


_____/s/______________________
KPMG LLP.
New York, New York
January 28, 2000